--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number:         3235-0104
                                                  Expires:   September 30, 1998
                                                  Estimated average burden
                                                  hours per response ...... 0.5
                                                  ------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 Roop, James E.                               Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           Spacelabs Medical, Inc.                (Month/Day/Year)
     (Last)     (First)     (Middle)              08/06/99               ----------------------------------
C/O Spacelabs Medical, Inc.                ----------------------------  5. Relationship of Reporting        -----------------------
15220 NE 40th Street                       3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
             (Street)                         Person (Voluntary)               Director          10% Owner      applicable line)
Redmond, WA 98073-9713                                                   -----            -----                X    Form filed by
--------------------------------------     ----------------------------    X   Officer           Other       -----  One Reporting
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Vice President and General Manager, -----  More than One
                                                                         U.S. Monitoring                            Reporting Person
                                                                         ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        2,000                            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option            *         7/24/03     Common              16,000      16.75           D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option            *         10/30/03    Common              20,000      14.70           D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option            *         2/26/04     Common              10,000      17.81           D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
* All option grants vest 25% each year for 4 yrs. beginning on 1st Anniversary of grant.
                                                                                /s/ Eugene V. DeFelice              8/11/99
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                  Eugene V. DeFelice
                                                                                  Attorney-in-Fact
                                                                                  for James E. Roop
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (7-96)